Exhibit F

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of July, 2022 (the “Execution Date”), by and among InvaGen Pharmaceuticals Inc., a New York corporation (“InvaGen”), Avenue Therapeutics, Inc., a Delaware corporation (“Avenue”), and Fortress Biotech, Inc., a Delaware corporation (“Fortress”). Each of InvaGen, Avenue and Fortress is a “Party,” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, as a result of InvaGen’s investment in Avenue in 2019 (the “2019 Investment”), InvaGen currently holds an aggregate of 5,833,333 shares of common stock (the “Common Stock”), par value $0.0001 per share, of Avenue;

WHEREAS, in connection with the 2019 Investment, InvaGen, Avenue, and Fortress, as applicable, entered into those agreements set forth on Exhibit A (the “Legacy Investment Agreements”);

WHEREAS, InvaGen desires to sell to Avenue, and Avenue desires to purchase from InvaGen, all of the shares of Common Stock held by InvaGen, and InvaGen, Avenue and Fortress desire to terminate the Legacy Investment Agreements, in each case, on the terms and conditions set forth in this Agreement (collectively, the “Repurchase”);

WHEREAS, in consideration of the Repurchase, InvaGen will receive an upfront cash payment and future payments from Avenue, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of Avenue (the “Board”) has approved the Repurchase and related matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
PURCHASE OF INVAGEN SHARES

Section 1.01       Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), InvaGen shall sell, assign, transfer, convey and deliver to Avenue, and Avenue shall purchase, acquire and accept from InvaGen an aggregate of 5,833,333 shares of Common Stock (the “InvaGen Shares”), representing all of the equity in Avenue held by InvaGen and/or its affiliates (excluding any shares held by individuals).

Section 1.02       Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Avenue shall pay InvaGen a one-time, aggregate cash payment of Three Million Dollars ($3,000,000) (the “Purchase Price”).

Section 1.03       Closing. Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the Repurchase (the “Closing”) will take place remotely via the exchange of documents and signatures, substantially simultaneously with (and in any event within one (1) Business Day after) the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time or date as Avenue and InvaGen mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Immediately after the Closing, the InvaGen Shares will be automatically retired and cancelled. “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by law to be closed in the State of New York.

Section 1.04       Legacy Investment Agreements. Each of Avenue, Fortress and InvaGen agrees that, at the consummation of the Closing and subject to and conditioned upon the receipt by InvaGen of the Purchase Price, the Legacy Investment Agreements shall be terminated without any further action.

Section 1.05       Additional Contingent Payments.

(a)               Subject to the terms and conditions of this Agreement, following the Closing, (i) within three (3) Business Days of the consummation of a Future Avenue Financing, if any, Avenue shall pay InvaGen, by wire transfer of immediately available funds, seven and a half percent (7.5%) of the proceeds (less any underwriting discounts, expense fees, and/or placement fees to unaffiliated persons or entities) received by Avenue or its subsidiaries from such Future Avenue Financing (collectively, the “Additional Payments”) and (ii) prior to the occurrence or consummation of a Change of Control, if any, Avenue shall pay InvaGen, by wire transfer of immediately available funds, Four Million Dollars ($4,000,000) (the “Change of Control Payment”); provided, however, that (x) the Additional Payments shall not, under any circumstance, exceed Four Million Dollars ($4,000,000), in the aggregate, and (y) the Change of Control Payment, if any, shall be reduced by the aggregate amount of Additional Payments previously received by InvaGen under this Section 1.05. Following the Closing, within five (5) Business Days after the end of each calendar quarter, Avenue shall provide to InvaGen a written notice certified by an executive officer of Avenue identifying any Future Avenue Financing that was consummated during such calendar quarter and proceeds received by Avenue or its subsidiaries therefrom.

(b)               Notwithstanding any provision to the contrary, Avenue shall, at any time, have the right to prepay the amounts owed under this Section 1.05 by delivering to InvaGen written notice of its exercise of such right and payment, by wire transfer of immediately available funds, of Four Million Dollars ($4,000,000), less the aggregate amount of Additional Payments previously received by InvaGen under this Section 1.05 (the “Prepayment”).

(c)               For clarity, upon the payment by Avenue to InvaGen of either (i) Additional Payments that, in aggregate, equal Four Million Dollars ($4,000,000), (ii) the Change of Control Payment, or (iii) the Prepayment, then Avenue’s obligations under this Section 1.05 shall be deemed satisfied in full, subject to the survival of any rights under Section 8.01(a)(i) that have accrued prior to such payment.

(d)               In the event that Avenue breaches its obligation to pay InvaGen any Additional Payment in accordance with Section 1.05(a) and fails to remedy such breach within thirty (30) days of delivery by InvaGen to Avenue of written notice of such breach, then Avenue shall, automatically upon expiration of such thirty (30) day period, be obligated to, and shall, make an immediate payment, by wire transfer of immediately available funds, of an amount equal to the Prepayment to InvaGen. For the avoidance of doubt, upon the payment of such amount equal to the Prepayment to InvaGen, Avenue’s obligations under this Section 1.05 shall be deemed satisfied in full, subject to the survival of any rights under Section 8.01(a)(i) that have accrued prior to such payment.

(e)               In the event that Avenue is obligated to pay InvaGen an amount equal to the Prepayment pursuant to Section 1.05(d), InvaGen shall have the right, in its sole discretion, during the six (6) month period immediately following the expiration of the thirty (30) day period described in Section 1.05(d) (provided that Avenue has not yet paid InvaGen an amount equal to the Prepayment in accordance with Section 1.05(d)), to provide Fortress a notice pursuant to this Section 1.05(e) (such notice, the “Stock Issuance Notice”), which notice shall state that InvaGen desires to receive from Fortress, in lieu of cash equal to the Prepayment, a number of shares of common stock, $0.001 par value, of Fortress (“Fortress Common Stock”) equal to (i) the amount of the Prepayment divided by (ii) the Share Price, rounded to the nearest whole number, or the value per share determined pursuant to Section 1.05(f), if applicable (such shares, the “Fortress Prepayment Shares”). Subject to Section 1.05(f), Fortress shall issue to InvaGen, for no additional consideration, the Fortress Prepayment Shares within three (3) Business Days of delivery of the Stock Issuance Notice and such issuance shall occur after the close of trading on the Trading Day on which the Share Price is determined and prior to the opening of markets on the next Trading Day (such time of issuance, the “Fortress Common Stock Issuance Time”). For the avoidance of doubt, upon the issuance of the Fortress Prepayment Shares to InvaGen in accordance with Section 1.05, Avenue’s and Fortress’ obligations under this Section 1.05 shall be deemed satisfied in full, subject to the survival of any rights under Section 8.01(a)(i) and/or 8.01(b) that have accrued prior to such issuance.

(f)                Notwithstanding Section 1.05(e), in the event that the Fortress Common Stock is not listed or traded on a principal U.S. national or regional securities exchange, the value of the Fortress Common Stock to be used for determining the amount of Fortress Prepayment Shares issued pursuant to the Stock Issuance Notice in lieu of the Share Price shall be determined by a nationally recognized independent valuation firm (the “Valuation Firm”) appointed by InvaGen, and reasonably agreeable to Fortress, taking into account the issuance of the Fortress Prepayment Shares. Fortress shall reasonably and promptly cooperate with the Valuation Firm and shall make its books and records and executive officers reasonably and promptly available to the Valuation Firm, in each case, for purposes of the Valuation Firm’s determination of the value of the Fortress Common Stock. Such valuation shall be set forth in a written statement delivered to InvaGen and Fortress (the “Valuation Statement”) by the Valuation Firm and shall be final and binding on InvaGen and Fortress, and shall not be contested by InvaGen or Fortress. Within three (3) Business Days of delivery of the Valuation Statement, Fortress shall issue to InvaGen, for no additional consideration, the Fortress Prepayment Shares, which time of issuance shall be considered the “Fortress Common Stock Issuance Time.” Fees and expenses incurred by the Valuation Firm in connection with determining the value of the Fortress Common Stock shall be borne and payable by Fortress (or, if paid by or on behalf of InvaGen, promptly reimbursed by Fortress to InvaGen).

(g)               In the event that Fortress is obligated to issue the Fortress Prepayment Shares pursuant to Section 1.05(e), then Fortress hereby represents and warrants to InvaGen as follows as of the Fortress Common Stock Issuance Time: (i) the representations and warranties set forth in Article IV and (ii) InvaGen will own the Fortress Prepayment Shares free and clear of all encumbrances and such shares shall have been duly authorized and validly issued, be fully paid and nonassessable and issued in compliance with applicable law, Fortress’ organizational documents and any contract to which Fortress is a party or by which Fortress (or any property or asset thereof) is bound, and (iii) the Fortress Prepayment Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state or other securities laws, Fortress is not and will not be under any obligation to register the Fortress Prepayment Shares, and the Fortress Prepayment Shares must be held indefinitely by InvaGen unless InvaGen receives an opinion of counsel that such registration is not required.

(h)               If, after entry into this Agreement, there is a Change of Control pursuant to which Fortress is not the surviving entity, then lawful provisions shall be made, and duly executed documents evidencing the same from Fortress, its acquiror, surviving or resulting entity or successor and Avenue, as applicable, shall be delivered to InvaGen, so that, solely upon delivery of a Stock Issuance Notice, InvaGen shall have the right to receive the kind and amount of shares of stock and other securities and property receivable in connection with such Change of Control by a holder of Fortress Common Stock immediately prior to such Change of Control, and in any such case appropriate provisions shall be made with respect to the rights and interests of InvaGen, and the terms hereof shall automatically be equitably adjusted and revised, including, without limitation, all references to Fortress, Fortress Prepayment Shares, Fortress Common Stock, Fortress Common Stock Issuance Time, Share Price and Trading Day, to the end that the provisions hereof shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter receivable in connection with such Change of Control by a holder of Fortress Common Stock immediately prior to such Change of Control upon delivery of a Stock Issuance Notice. For the purposes of this Section 1.05(h), references in the definition of “Change of Control” to “Avenue” shall be replaced with “Fortress.” The provisions of this Section 1.05(h) shall apply, mutatis mutandis, to any acquiror, surviving or resulting entity or successor to a direct or indirect acquiror, surviving or resulting entity or successor of Fortress.

(i)                 The Parties acknowledge that the agreements contained in Section 1.05 are an integral part of the transactions contemplated by this Agreement, that without these agreements InvaGen would not enter into this Agreement, and that none of the amounts, payments and/or issuances, or acceleration thereof, set out in Section 1.05 are a penalty. Each of Avenue and Fortress irrevocably waive any right it may have to raise as a defense that any such amounts, payments and/or issuances, or acceleration thereof, are a penalty, excessive or punitive.

(j)                 The following words have the following definitions for purposes of this Agreement:

(i)                        A “Future Avenue Financing” means a public or private financing, fund raising or similar transaction consummated by Avenue or its subsidiaries (including, without limitation, by means of issuing equity, debt, convertible debt or hybrid securities), but, for the avoidance of doubt, not including the Avenue Financing (as defined below). Notwithstanding the foregoing, the parties acknowledge and agree that “Future Avenue Financing” does not include any financing, fund raising or similar transaction funded entirely by Avenue affiliate(s) that satisfies either of the following conditions: (A) the cash (or, for the avoidance of doubt, stock) received (or issued, as applicable) pursuant to such financing, fundraising or similar transaction is used solely to satisfy Avenue’s and/or Fortress’s obligations under this Agreement, and/or (B) the cash received pursuant to such financing, fundraising or similar transaction is used solely to fund Avenue’s operating expenses, and such cash does not exceed, individually or in the aggregate, Two Million Dollars ($2,000,000), in any twelve (12) month period. For the avoidance of doubt, any such cash in excess of such Two Million Dollar ($2,000,000) threshold in any twelve (12) month period shall constitute a Future Avenue Financing.

(ii)                        A “Change of Control” means any direct or indirect, whether by operation of law or otherwise, whether effected as one transaction or a series of transactions, (A) reorganization, merger, share exchange, consolidation, recapitalization, or other business combination transaction involving, in each case, Avenue (or, if applicable, any successor to Avenue or any surviving or resulting entity from any transaction involving Avenue), (B) assignment, sale or other transfer (including any transaction that, in whole or in part, transfers any economic consequences of ownership) of more than 50% of the equity interests in, or combined voting power of, the outstanding voting securities of Avenue (or, if applicable, any successor to Avenue or any surviving or resulting entity from any transaction involving Avenue) or (C) assignment, sale or other transfer of more than 50% of the assets of Avenue (by reference to Avenue’s and its subsidiaries’ consolidated assets’ book value or associated revenue); provided, however, that, notwithstanding the foregoing, none of the following transactions shall, in and of themselves, be deemed to constitute a Change of Control: (1) the conversion by Fortress of its shares of preferred stock of Avenue into Common Stock and/or (2) changes in the ownership of the equity interests of Avenue in the ordinary course of business among the public stockholders of Avenue that are not affiliates of Avenue or Fortress and which are conducted through non-block trades and transactions in which the identities of the buyers and sellers are not disclosed to the parties, even if, over time, such changes would otherwise constitute a Change of Control under the foregoing definition.

(iii)                        A “subsidiary” means, with respect to any person or entity, any entity of which of which such person or entity (alone or together with any other subsidiary) owns, directly or indirectly, more than 50% of the equity interests (or equivalent), the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

(iv)                        An “affiliate” or any corollary term means, with respect to any person or entity, any other person or entity controlled by, controlling or under common control with such person or entity. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a person or entity (whether through ownership of securities, by contract or otherwise).

(v)                        “Share Price” means, with respect to Fortress Common Stock on any Trading Day, the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share) of Fortress Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Fortress Common Stock is then listed or traded.

(vi)                        “Trading Day” means any day on which trading in the Fortress Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Fortress Common Stock is then listed or traded.

Section 1.06       Other Payments. For the avoidance of doubt, InvaGen shall pay 50% and Avenue shall pay 50% of any stamp, stock transfer and similar duties, if any, in connection with the Repurchase.

Article II.
REPRESENTATIONS AND WARRANTIES OF INVAGEN

InvaGen hereby makes the following representations and warranties and covenants to Avenue and Fortress:

Section 2.01       Existence and Power.

(a)               InvaGen is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has the power, authority, and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)               The execution and delivery of this Agreement by InvaGen and the consummation by InvaGen of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration, or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over InvaGen; and (ii) do not and will not constitute or result in a breach, violation, or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease, or license, to which InvaGen is a party, (y) InvaGen’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment, or regulation of any court, administrative, or regulatory body, governmental authority, or similar body applicable to InvaGen.

Section 2.02       Valid and Enforceable Agreement; Authorization. The execution and delivery of this Agreement by InvaGen and the consummation by InvaGen of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of InvaGen. This Agreement has been duly executed and delivered by InvaGen and constitutes a legal, valid, and binding obligation of InvaGen, enforceable against InvaGen in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.03       Ownership of InvaGen Shares. InvaGen is the sole record owner of the InvaGen Shares. InvaGen and its affiliates are the beneficial owners of the InvaGen Shares. InvaGen has good, valid, and marketable title to the InvaGen Shares, free and clear of all restrictions on transfer, liens, encumbrances, pledges, taxes, mortgages, charges, equities, or adverse claims (other than those arising by operation of applicable securities laws), and InvaGen (i) has not, in whole or in part, assigned, transferred, hypothecated, pledged, or otherwise disposed of the InvaGen Shares or its ownership or other rights in such InvaGen Shares, (ii) has not, in whole or in part, given any person or entity any transfer order, power of attorney, or other authority of any nature whatsoever with respect to such InvaGen Shares, (iii) is not a party to any option, warrant, purchase right, or other contract or commitment that would require InvaGen to sell, transfer, or otherwise dispose of any of the InvaGen Shares (other than this Agreement), and (iv) does not own, and none of InvaGen’s affiliates (excluding any individuals) own, any capital stock, units, or equity interests of Avenue or any of its affiliates, other than the InvaGen Shares. Upon payment of the Purchase Price in accordance with this Agreement, good and valid title to the InvaGen Shares, free and clear of all restrictions on transfer, liens, encumbrances, pledges, taxes, mortgages, charges, equities, and adverse claims (other than those arising by operation of applicable securities laws), will pass to Avenue.

Section 2.04        Access to Information; Sophistication; Lack of Reliance. InvaGen (a) is familiar with the business and financial condition, properties and operations of Avenue, (b) has been provided with such information, documents, and other materials concerning Avenue, including its financial condition, results of operations, properties, or business, to enable InvaGen to form an independent judgment regarding the advisability of the Repurchase on the terms and conditions contained herein, (c) has had such time as InvaGen deems necessary and appropriate to review and analyze such information, documents, and other materials to enable it to form such independent judgment, and (d) has been granted the opportunity to obtain any additional information that InvaGen deems necessary to verify the accuracy of such information, documents, and other materials and to ask questions of representatives of Avenue concerning Avenue. InvaGen has also had the opportunity to review the periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) by Avenue. InvaGen’s knowledge and experience in financial and business matters is such that InvaGen is capable of evaluating the merits and risks of the Repurchase. InvaGen has carefully reviewed the terms and provisions of this Agreement and has evaluated its rights and obligations contained herein and is hereby voluntarily assuming the risks relating to the transactions contemplated hereby. InvaGen hereby acknowledges and agrees that, except for the representations and warranties of Avenue expressly set forth in this Agreement, none of Avenue, its affiliates, its representatives or any other person has made, and none of InvaGen, any of its affiliates or any of its representatives has relied on, any representation or warranty regarding Avenue, its business, the sufficiency of the representations and warranties set forth herein or any other matter in connection with this Agreement, the Repurchase, and the other transactions contemplated hereby and InvaGen’s respective agreement to consummate the transactions contemplated hereby.

Section 2.05       Brokers or Finders. InvaGen has not employed or entered into any agreement with, nor is InvaGen subject to, any valid claim of any broker, finder, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Article III.
REPRESENTATIONS AND WARRANTIES OF AVENUE

Avenue hereby makes the following representations and warranties and covenants to InvaGen:

Section 3.01       Existence and Power.

(a)               Avenue is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power, authority, and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)               The execution and delivery of this Agreement by Avenue and the consummation by Avenue of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration, or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Avenue; and (ii) do not and will not constitute or result in a breach, violation, or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease, or license, to which Avenue is a party, (y) Avenue’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment, or regulation of any court, administrative, or regulatory body, governmental authority, or similar body applicable to Avenue.

Section 3.02       Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Avenue and constitutes a legal, valid, and binding obligation of Avenue, enforceable against Avenue in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. The execution, delivery and performance by Avenue of this Agreement, and the consummation by Avenue of the transactions contemplated hereby, including the Repurchase, have been duly authorized and approved by a special committee of the Board consisting of independent directors of Avenue (the “Special Committee Approval”). Except for the Special Committee Approval and approval of the Board, no other corporate action on the part of Avenue or Avenue’s stockholders is necessary to authorize the execution, delivery and performance by Avenue of this Agreement and the consummation by Avenue of the transactions contemplated hereby, including the Repurchase.

Section 3.03       Exchange Act Reports. Avenue’s reports filed with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and any amendment or supplement thereto, did not, when filed with the SEC, and do not, as of the date hereof, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.04       Brokers or Finders. Other than Aegis Capital Corporation, whose fees and expenses shall be paid by Avenue, Avenue has not employed or entered into any agreement with, nor is Avenue subject to, any valid claim of any broker, finder, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Article IV.            REPRESENTATIONS AND WARRANTIES OF FORTRESS

Fortress hereby makes the following representations and warranties and covenants to InvaGen:

Section 4.01       Existence and Power.

(a)               Fortress is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power, authority, and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)               The execution and delivery of this Agreement by Fortress and the consummation by Fortress of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration, or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Fortress; and (ii) do not and will not constitute or result in a breach, violation, or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease, or license, to which Fortress is a party, (y) Fortress’ organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment, or regulation of any court, administrative, or regulatory body, governmental authority, or similar body applicable to Fortress.

Section 4.02       Valid and Enforceable Agreement; Authorization. The execution and delivery of this Agreement by Fortress and the consummation by Fortress of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fortress. This Agreement has been duly executed and delivered by Fortress and constitutes a legal, valid, and binding obligation of Fortress, enforceable against Fortress in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 4.03       Brokers or Finders. Fortress has not employed or entered into any agreement with, nor is Fortress subject to, any valid claim of any broker, finder, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Article V.
COVENANTS AND ACTIONS

Section 5.01       InvaGen Covenants. During the period from the Execution Date through the Closing Date (the “Interim Period”), except as expressly required by this Agreement, InvaGen (a) shall not sell, transfer, assign, dispose of, or encumber any of the InvaGen Shares in any manner, (b) shall, upon Avenue’s reasonable request, reasonably cooperate and provide reasonable assistance in connection with the consummation of the Repurchase (at Avenue’s expense), and (c) shall reasonably cooperate with any Avenue corporate actions that are reasonably necessary to facilitate the Avenue Financing (at Avenue’s expense).

Section 5.02       Avenue Covenants.

(a)               During the Interim Period, Avenue (i) shall use best efforts to obtain financing through the sale of its capital stock or debt securities in amounts sufficient to pay the Purchase Price (the “Avenue Financing”) and (ii) shall, upon InvaGen’s reasonable request, reasonably cooperate and provide reasonable assistance in connection with the consummation of the Repurchase (at InvaGen’s expense).

(b)               On or prior to August 31, 2022, Avenue shall prepare and file with the SEC a registration statement on Form S-1 in connection with the Avenue Financing (the “Registration Statement”). Avenue shall use best efforts to (i) promptly respond to any comments or requests of the SEC or its staff, (ii) promptly prepare any amendments or supplements to the Registration Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by Avenue), (iii) have the Registration Statement declared effective under the Securities Act, promptly after it is filed with the SEC, and (iv) keep the Registration Statement effective through the Closing. Avenue shall promptly advise InvaGen of the effectiveness of the Registration Statement or of its becoming aware of the issuance of any stop order relating thereto, and Avenue shall each use best efforts to have any such stop order lifted, reversed or otherwise terminated.

Section 5.03       Insurance.

(a)               Avenue shall not amend, repeal or otherwise modify any provision in the certificate of incorporation or bylaws of Avenue (in each case, as may be amended or exist from time to time) in any manner that would affect adversely the rights thereunder of Elizabeth Garrett Ingram or Jaideep Gogtay (the “Directors”) to indemnification, exculpation and advancement. Prior to the Closing, Avenue shall cause to be put in place, and Avenue shall fully prepay prior to the Closing, “tail” insurance policies (a “Tail Policy”) for the Directors with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as Avenue’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Avenue’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Closing.

(b)               In the event that, prior to the sixth (6th) anniversary of the Closing, Avenue or any of its successors or assignees after the Closing is subject to a Change of Control, then proper provisions shall be made so that the successors and assigns of Avenue shall assume the obligations set forth in this Section 5.03. The provisions of this Section 5.03 are intended to be for the benefit of, and shall be enforceable by, InvaGen and each Director and his or her heirs and representatives. The rights of the Directors under this Section 5.03 are in addition to any rights such Director may have under the certificate of incorporation or bylaws of Avenue, or under any applicable contracts or law.

Section 5.04       Non-Disparagement. From and after the consummation of the Closing, each Party shall not, and each Party shall cause its affiliates not to, make or cause to be made or encourage the making of any statement, comment or other communication, written or otherwise, that could constitute disparagement, ridicule, or criticism of, or that could otherwise be considered to be derogatory or detrimental to, harm the reputation of, or encourage any adverse action against, the other Party(ies) or their respective affiliates or the current or former stockholders, members, managers, directors, officers, employees, representatives or agents or of any of the products or services of the other Party(ies) and their respective affiliates. Notwithstanding the foregoing, each Party’s obligations under this Section 5.04 shall not apply to (i) disclosures required by applicable law, regulation, or order of a court or governmental authority or complying with any subpoena or other legal process or responding to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (ii) any actions or proceedings in connection with this Agreement.

Section 5.05       Reverse Stock Split. Effective as of the Execution Date, InvaGen hereby consents, in accordance with Section 4(a) of the Stockholders Agreement (as defined in Exhibit A), to the following Avenue corporate actions that Avenue will take to facilitate the Avenue Financing: (i) the proposed reverse stock split to occur sufficiently prior to the Closing so as not to delay the Closing as a result of the 20-day notice period applicable to Schedule 14C, and (ii) all other actions reasonably deemed to be necessary or advisable to effect such proposed reverse stock split; and, simultaneous with the execution of this Agreement, InvaGen is delivering to Avenue a duly executed copy of the written consent of the stockholders of Avenue in the form attached hereto as Exhibit B. The Parties acknowledge and agree that, as of the consummation of such reverse stock split, the meaning of “InvaGen Shares,” as set forth in Section 1.01, shall automatically be adjusted to reflect such reverse stock split.

Article VI.
CONDITIONS TO CLOSING

Section 6.01       Mutual Conditions to Closing. The obligation of either Avenue or InvaGen to proceed with the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)               The closing and consummation by Avenue of the Avenue Financing shall have occurred prior to the Closing.

(b)               No government, court, tribunal, arbitrator, administrative agency, commission, or other governmental official, authority, or instrumentality shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, order, or other legal restraint (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Repurchase illegal or otherwise prohibiting, preventing, enjoining, or restraining the consummation of the Repurchase.

(c)               Each of Avenue and InvaGen shall have taken such actions as may be reasonably required in order to effect a transfer of the InvaGen Shares on the books of VStock Transfer, LLC (the “Transfer Agent”) from InvaGen to Avenue, effective as of the Closing.

Section 6.02       Avenue’s Conditions to Closing. The obligation of Avenue to proceed with the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)               InvaGen’s representations and warranties set forth in Article II shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)               InvaGen shall have complied, in all material respects, with its obligations and covenants set forth in this Agreement.

(c)               Each of the Directors shall have resigned from the Board and all committees thereof, as applicable, effective as of the Closing.

Section 6.03       InvaGen’s Conditions to Closing. The obligation of InvaGen to proceed with the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)               Avenue’s representations and warranties set forth in Article III shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)               Fortress’ representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(c)               Avenue shall have complied, in all material respects, with its obligations and covenants set forth in this Agreement.

(d)               Avenue shall have paid to InvaGen the Purchase Price in cash by wire transfer of immediately available funds in accordance with the written wire transfer instructions provided by InvaGen to Avenue prior to the Closing.

Article VII.
TERMINATION

Section 7.01       Termination of this Agreement. At any time prior to Closing, each of Avenue and InvaGen may terminate this Agreement as follows, and upon termination the Repurchase shall be abandoned:

(a)               By InvaGen if it is not responsible for the failure of Closing to occur, if the Closing has not occurred on or before October 31, 2022 (the “Outside Date”), provided, however, that the SEC does not review the Registration Statement, and in the event that the SEC reviews the Registration Statement, the Outside Date shall be tolled for such length of time as the SEC reviews the Registration Statement;

(b)               By express agreement of Avenue and InvaGen; and/or

(c)               By either InvaGen or Avenue, if Avenue or InvaGen, respectively, has breached or failed to perform any of the representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform: (i) would cause the conditions in Sections 6.02(a), 6.02(b), 6.03(a) or 6.03(c) (as applicable) not to be satisfied; and (ii) cannot be cured, or, if curable, is not cured prior to the earlier of the twentieth day following written notice of such breach or failure to perform is given to the Party in default or the Outside Date; provided, however, that the terminating Party is not then in material breach of this Agreement such that it has prevented, or will prevent, the satisfaction of any of the conditions in Sections 6.02(a), 6.02(b), 6.03(a) or 6.03(c) (as applicable).

Section 7.02       Effect of Termination. If this Agreement is terminated by a Party under Section 7.01, all further obligations and liabilities of the Parties under this Agreement shall terminate and become void, and the Parties shall then be released from their respective obligations under this Agreement, except that the obligations in this Section 7.02 and any liability of any Party for any breach of this Agreement prior to such termination shall survive the termination of this Agreement.

Article VIII.

POST-CLOSING

Section 8.01       Indemnification.

(a)               From and after the Closing, Avenue shall indemnify and hold InvaGen and its officers, directors, employees, affiliates and representatives (collectively, the “Indemnified Persons”) harmless from and against losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses, proceedings, remedies and disbursements (including, up to and including the date of payment, interest at an annual rate of 12%, compounded annually, and reasonable attorneys’ fees and expenses) arising out of or related to (i) Avenue’s breach of its obligations set forth in Section 1.05 or (ii) any demand, claim, action, suit, proceeding or investigation, by or of any party other than Avenue, InvaGen and/or their respective affiliates against Avenue or any Indemnified Person arising out of or in connection with this Agreement (or any other document or instrument referred to herein) or the transactions contemplated herein.

(b)               From and after the Closing, Fortress shall indemnify and hold InvaGen harmless from and against losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses, proceedings, remedies and disbursements (including reasonable attorneys’ fees and expenses) arising out of or related to Fortress’ breach of Section 1.05(e)-(j).

Section 8.02       General Release. Except as set forth in Section 8.01, effective as of the Closing, each Party (each, a “Releasing Party”), on behalf of itself and its successors and assigns, hereby releases and forever discharges the other Party(ies), the other Party’s(ies’) affiliates, and, in all cases, their respective directors, officers, partners, members, and agents (collectively, the “Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, and liabilities, of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed or which do exist, through and as of the Closing, including, without limitation, in connection with ownership of the InvaGen Shares and/or under the Legacy Investment Agreements, except, in each case, those arising out of (i) this Agreement, (ii) any rights of any Director with respect to indemnification, exculpation or advancement granted under the certificate of incorporation or bylaws of Avenue or under any agreement between Avenue and any Director, or (iii) any rights of any Director pursuant to Avenue’s existing directors’ and officers’ liability policies or a Tail Policy (such released matters are, collectively, the “Claims”). Each Releasing Party acknowledges and agrees that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Each Releasing Party expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Each Releasing Party further acknowledges and agrees that, in the event such Releasing Party brings a Claim in which such Releasing Party seeks damages against any of the Released Parties, or in the event such Releasing Party seeks to recover against any of the Released Parties in any Claim brought by a governmental agency on such Releasing Party’s behalf, this release shall serve as a complete defense to such Claims. Each Releasing Party acknowledges and agrees that such Releasing Party: (i) has carefully read and fully understands all of the provisions of this Agreement, (ii) knowingly and voluntarily agrees to all of the terms set forth in this Agreement, (iii) knowingly and voluntarily agrees to be legally bound by this Agreement, and (iv) has been advised and encouraged in writing (via this Agreement) to consult with an attorney prior to signing this Agreement.

Section 8.03       Mutual Cooperation. From and after the Closing, each Party hereto shall duly execute and deliver, or cause to be executed and delivered, such further instruments and do and cause to be done such acts and things, as may be necessary to carry out the provisions of this Agreement.

Section 8.04       Survival. None of the representations or warranties of InvaGen contained in this Agreement shall survive the Closing.

Article IX.
MISCELLANEOUS PROVISIONS

Section 9.01       Notice. All notices and other communications under this Agreement will be in writing. Unless and until the Parties are notified in writing to the contrary, all notices, communications, and documents, if not delivered by hand, will be mailed, addressed to the addresses set forth below. Notices and communications will be mailed by first class mail, postage prepaid, overnight courier, or sent by e-mail; documents will be mailed by registered mail, return receipt requested, postage prepaid, or by e-mail. All mailings and deliveries related to this Agreement will be deemed received only when actually received.

If to Avenue, addressed to:

Avenue Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: CEO

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209-3600

Attn: Howard S. Schwartz, Esquire

Email: [***]

If to Fortress, addressed to:

Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: Dr. Lindsay Rosenwald, M.D.

Email: [***]

If to InvaGen, addressed to:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Avenue

Hauppauge, NY 11788

c/o

A.S. Kumar, Esquire

Global General Counsel

Cipla Ltd.

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: [***] and [***]

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attn: Avner Bengera, Esquire

Email: [***]

Section 9.02       Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

Section 9.03       Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 9.04       Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and may not be assigned to any other Party without the written consent of the other Party.

Section 9.05       Counterparts. This Agreement may be executed by any one or more of the Parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “pdf,” “tif,” “jpg,” DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

Section 9.06       Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to principles of conflicts of laws. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, including the Repurchase, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York in the manner specified in Section 9.01 or in such other manner as may be permissible under the rules of said courts. Each Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

Section 9.07       Waiver of Trial by Jury. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 9.08       No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto; provided, that the Directors shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 5.03, this Section 9.08 and any other Section of this Agreement related to the foregoing; provided further, that the Indemnified Persons shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 8.01, this Section 9.08 and any other Section of this Agreement related to the foregoing.

Section 9.09       Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Parties.

Section 9.10       Costs and Expenses. Each Party shall each pay its own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 9.11       Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity, or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid, or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid, or unenforceable provision(s).

Section 9.12       Public Announcements. InvaGen, Avenue and Fortress shall (and each shall cause its affiliates), to the fullest extent permissible under applicable law, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Repurchase and shall not (and each shall cause its affiliates not to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any securities exchange or automated inter-dealer quotation system.

Section 9.13       Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement, and no Party shall argue that money damages is an adequate remedy for such breach.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

AVENUE:

Avenue Therapeutics, Inc.

By:	/s/ David Jin
Name: David Jin
Title: Interim Chief Executive Officer

FORTRESS:

Fortress Biotech, Inc.

By:	/s/ Samuel W. Berry
Name: Samuel W. Berry
Title: General Counsel

INVAGEN:

InvaGen Pharmaceuticals Inc.

By:	/s/ Deepak Agarwal
Name: Deepak Agarwal
Title: Director

 Exhibit A

Legacy Investment Agreements

1.	Stockholders Agreement, dated November 14, 2018, by and among Avenue, InvaGen and the other stockholders party thereto (the “Stockholders Agreement”);

2.	Guaranty, dated November 14, 2018, by and between Fortress and InvaGen;

3.	Voting and Support Agreement, dated November 14, 2018, by and among Avenue, InvaGen and the other stockholders party thereto;

4.	Waiver and Termination Agreement, dated November 14, 2018, by and among Avenue, InvaGen and Fortress;

5.	Fortress Restrictive Covenant Agreement, dated November 14, 2018, by and between Fortress and InvaGen;

6.	Indemnification Agreement, by and between Fortress and InvaGen; and

7.	Lu Restrictive Covenant Agreement, dated November 14, 2018, by and between InvaGen and Lucy Lu, M.D.

Exhibit B

Avenue Therapeutics, Inc.

WRITTEN CONSENT OF

THE STOCKHOLDERS

July 25, 2022

The undersigned, constituting the holders of a majority of the voting power of the capital stock of Avenue Therapeutics, Inc., a Delaware corporation (the “Company”), for the purpose of taking action without a meeting of the stockholders of the Company pursuant to Section 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), hereby waive all notice otherwise required and consent to and do hereby adopt the following resolutions:

WHEREAS, the Company’s Board of Directors (the “Board”) determined that it is in the best interests of the Company and its stockholders to amend the Third Amended and Restated Certificate of Incorporation of the Company (a) to effect a reverse stock split within a range of between 10-for-1 and 20-for-1 (with the Board being authorized to determine the exact amount for such split, such ratio being the “Reverse Split Ratio”), such that every holder of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), shall receive one share of Common Stock in exchange for a number of shares of Common Stock held by such holder that is to be determined but will be proportionate to the Reverse Split Ratio, with the Board being authorized to determine such exact amount (the “Reverse Stock Split”) and (b) to reduce the number of authorized shares of Common Stock from 50,000,000 to a correspondingly reduced amount (e.g., a 10-for-1 Reverse Stock Split will result in the number of authorized shares of Common Stock being reduced to 5,000,000, and a 20-for-1 Reverse Stock Split will result in the number of authorized shares of Common Stock being reduced to 2,500,000) (the “Corresponding Authorized Share Reduction”);

WHEREAS, the Board has previously approved the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, as amended, in the form attached as Exhibit A hereto (the “Certificate of Amendment”), subject to the consent of the stockholders of the Company; and

WHEREAS, the Board has recommended that the stockholders of the Company approve and adopt the Certificate of Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the holders of a majority of the voting power of the Company’s capital stock hereby approve and adopt: (i) consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board; (ii) the bestowal of authorization onto the Board to determine the exact Reverse Split Ratio; and (iii) the Certificate of Amendment and the consequent filing thereof with the Secretary of State for the State of Delaware;

FURTHER RESOLVED, that the stockholders of record as of the close of business on the date hereof shall be entitled to receive prompt notice of the taking of the actions authorized hereby, in accordance with Section 228 of the DGCL;

FURTHER RESOLVED, that the holders of a majority of the voting power of the Company’s capital stock hereby grant the Board the right to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders; and

FURTHER RESOLVED, that this Written Consent may be executed in any number of separate counterparts, each of which shall be an original and all of which together shall constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned stockholders, constituting the holders of the majority of the voting power of the Company’s capital stock, have executed this Written Consent on the date first set forth above.

FORTRESS BIOTECH, INC.

By:
Title:

INVAGEN PHARMACEUTICALS, INC.

By:
Title:

[Signature Page to Stockholder Consent Approving Reverse Stock Split (July 2022)]

Exhibit A

CERTIFICATE OF AMENDMENT

TO

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVENUE THERAPEUTICS, INC.

Avenue Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE IV, so that, as amended, the first paragraph of said Section 5 shall be amended and restated as follows:

Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) [ ]1 million ([ ]) shares of Common Stock, with $0.0001 par value, and (ii) 2,000,000 shares of Preferred Stock, with $0.0001 par value (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock.

SECOND. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, every [____]2 issued and outstanding shares or shares held by the Corporation as treasury stock of the Corporation’s common stock, par value $0.0001 per share, as of the date and time immediately preceding the Effective Time (the “Old Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Corporation (the “New Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Shares outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) New Share based on the conversion ratio of shares of Old Shares to New Shares set forth in the preceding sentence, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder.

1 The number of authorized shares will be reduced in proportion to the reverse split ratio, between 10-for-1 and 20-for-1, determined by the Board of Directors pursuant to authority granted by stockholders.

2 The reverse split ratio, between 10-for-1 and 20-for-1, to be determined by the Board of Directors pursuant to authority granted by stockholders.

THIRD. Each holder of record of a certificate which immediately prior to the last trading day preceding the date of the Split Effective Time (the “Split Effective Date”) represents Old Shares (the“Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of common stock into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

FOURTH. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above mentioned amendment to the Third Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

FIFTH. That this amendment was duly authorized by the holders of a majority of the voting stock of the Corporation by written consent of the stockholders of the Corporation. Said amendment was duly adopted in accordance with the provisions of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ___ day of ______, 2022.

AVENUE THERAPEUTICS, INC.

By:
Name:
Title:

2